EXHIBIT 7.




                      CONSULTING AGREEMENT


CONSULTING AGREEMENT made this ___ day of April, 1997 by and be-tween ROBERT L. and CYNTHIA T. GILBERT (the "Gilberts") and SAF T
LOK INCORPORATED, a Florida corporation (the "Company").

                           Recitals:

A. The Gilberts beneficially own more than ten percent (10%) of the common stock of the Company.

B.   Mr. Gilbert serves the Company as a director.

C.    The Company owes the Gilberts four hundred thousand dollars
($400,000) for loans they made to the Company, which loans are evidenced by convertible promissory notes dated __________ and __________, 1996 (together, the "Notes").

D. Mr. Gilbert had been party to an employment agreement with the Company (subsequently amended) and Mrs. Gilbert had been par-ty to an employment agreement with the Company (subsequently am-ended) (collectively, the "Old Agreements") until their resigna-tions on November 1, 1996.

E. The Gilberts desire to convert the Notes into shares of the Company's common stock in exchange for this Consulting Agreement.

F. The Gilberts have been using an automobile (vehicle identi-fication number ________________) which is owned by the Company
(the "Car").

G. The Company owns miscellaneous video editing and computer equipment formerly used or useful in the business conducted by the Company's subsidiary RGB Video, Inc. (the "Equipment"), some of which is in the possession of the Gilberts.

NOW, THEREFORE, in consideration of the covenants and promises herein contained and other good and valuable consideration, the parties agree as follows:

1. The Gilberts acknowledge and confirm their resignations rel-ative to the Old Agreements and that the Old Agreements ceased being effective and operative on November 1, 1996.

2. The Company acknowledges and confirms that Mr. Gilbert is a director, which is the only position with the Company held by either Mr. or Mrs. Gilbert.

3. The Notes are hereby converted into shares of the Company's common stock at one half the conversion price set forth therein and the original Notes are hereby returned to the Company marked "CANCELLED" and all copies thereof destroyed. The Company does not owe any sums to the Gilberts or any assignee of the Gilberts following such conversation and cancellation.

4. Mr. Gilbert shall provide such business consulting services and advice to the Company as the Company's Chairman or President may from time to time request. Mr. Gilbert shall perform servic-es hereunder as an independent contractor and not an employee of the Company.

5. While providing consulting services to the Company Mr. Gil-bert shall not engage in any activity that could be deemed to conflict with his duties to the Company.

6. For consulting services rendered hereunder the Company shall pay Mr. Gilbert the sum of one hundred dollars ($100) per hour in which services are rendered.

7. The Company can terminate this Agreement only for gross neg-ligence, wilful misconduct, insubordination, breach of fiduciary duty or breach of this Agreement.

8. This Agreement may not be assigned or its consulting respon sibilities delegated by Mr. Gilbert. The payment obligation of the Company may be assigned to an affiliate.

9. The Company hereby agrees promptly to convey the Car to the Gilberts, subject to the existing encumbrances thereon.

10. The Company hereby conveys the Equipment to the Gilberts, "as is".

11. Outstanding stock purchase options and warrants made by the Company in favor of the Gilberts remain in effect, unchanged by this Agreement.

12. The parties hereby mutually release each other from any and all claims they may have against the other in connection with the Old Agreements and the Notes.

13. This Agreement constitutes the entire agreement of the par ties with respect to the subject matter hereof. It may only be amended by written instrument executed by the Chairman of the Company and either Mr. or Mrs. Gilbert.




                [SIGNATURES APPEAR ON NEXT PAGE]




IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                  SAF T LOK INCORPORATED


                                  By:____________________________
                                     Franklin W. Brooks, Chairman


                                  _______________________________
                                  ROBERT L. GILBERT III


                                  _______________________________
                                  CYNTHIA T. GILBERT